UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2017

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2017, the Compensation Committee of the Board of Directors of Horizon Bancorp (“Horizon” or the “Company”) approved revisions to the forms of award agreements to be used for awarding performance shares under the Horizon Bancorp 2013 Omnibus Equity Incentive Plan (the “2013 Omnibus Plan”). A brief description of the 2013 Omnibus Plan, and the revisions to the award agreements, follows.
The 2013 Omnibus Plan is effective for a ten-year term that commenced on February 1, 2013. The 2013 Omnibus Plan is administered by the Compensation Committee of the Company’s Board of Directors and provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units. Employees of the Company and its affiliates and non-employee directors of the Company are eligible to receive awards under the 2013 Omnibus Plan. The Compensation Committee will select the participants based on their functions and responsibilities, the value of the services they provide to the Company and other factors that the Committee deems relevant.
The shares authorized for issuance under the 2013 Omnibus Plan, as adjusted for a 3-for-2 stock split effective November 14, 2016,  consist of 737,550 shares rolled over from the now-expired Horizon Bancorp 2003 Omnibus Equity Incentive Plan (the “2003 Plan”), plus an additional 300,000 shares, for a total of 1,037,550 shares. The number of shares authorized for issuance may be increased under limited circumstances, such as if shares issued under the 2003 Plan are forfeited, cancelled or expire unexercised in the future. The 2013 Omnibus Plan limits the number of shares available for incentive stock options to 150,000 and for non-option awards to 600,000.
The Compensation Committee approved revisions to the two award forms for performance share awards (one with certain restrictions relating to non-disclosure, non-solicitation and non-competition and one without) that may be granted under the 2013 Omnibus Plan. The material changes to the forms include the following provisions:
• A participant whose termination of service during the performance period is a result of retirement will be considered to have satisfied all employment-based vesting provisions fully.
• In the event of a change in control, within the meaning of the 2013 Omnibus Plan, the performance period shall be deemed to end as of the last day of the calendar quarter preceding the change in control.
• Payment of earned and vested performance shares will be made in either March or April of the calendar year after the end of the applicable performance period.
• A new section was added to reiterate obligations for compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
• A new schedule was added for determining the payout percentages through linear interpolation when performance goals are met.
• The schedule of performance goals and earnings levels for a performance period was amended to read as set forth below:
Performance Goal	Weight	Threshold 25%‑49% Payout	Target 100%‑149% Payout	Maximum 150% Payout
Return on Common Equity : The ROCE of the Company compared with the ROCE of the banks included in the SNL Bank Index.	34%	25th to 49th Percentile	50th to 84th Percentile	Greater than 84th Percentile
Compounded Annual Growth Rate of Total Assets: The CAGR of total assets for the Company compared with the CAGR of total assets for the banks included SNL Bank Index.	33%	25th to 49th Percentile	50th to 84th Percentile	Greater than 84th Percentile
Return on Average Assets: The ROAA for the Company compared with the ROAA for the banks included in the SNL Bank Index.	33%	25th to 49th Percentile	50th to 84th Percentile	Greater than 84th Percentile

The revised forms for performance share awards that may be granted under the 2013 Omnibus Plan are attached hereto as Exhibit 10.1 and Exhibit 10.2 and incorporated herein by this reference. A copy of the 2013 Omnibus Plan was filed as Appendix A to Horizon’s definitive proxy statement filed on March 21, 2014, and is incorporated by reference herein.
The above discussion contains only a brief description of the 2013 Omnibus Plan and the revised performance share award agreements and is qualified in its entirety by reference to the complete 2013 Omnibus Plan and the related performance share award forms incorporated by reference herein.
Item 9.01   Financial Statements and Exhibits.
(d)  Exhibits
Exhibit No.	Description
10.1	Performance Share Award Agreement
10.2	Performance Share Award Agreement (with restrictions)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.
Date: March 27, 2017	Horizon Bancorp

	By:	/s/ Craig M. Dwight
Craig M. Dwight
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Location

10.1	Performance Share Award Agreement	Attached
10.2	Performance Share Award Agreement (with restrictions)	Attached